Harbin Electric Announces Preliminary Earnings for Fiscal Year 2005

HARBIN, China, February 8, 2006/Xinhua-PRNewswire/ -- Harbin Electric, Inc. (OTC
HRBN) announced today preliminary results for the fiscal year ended December 31, 2005. The company expects to report net income between $10.1 million and $10.4 million, or earnings per share between $0.65 and $0.67. Gross margins remain stable at near 50% and operating margins remain near 42%. These results will be discussed in greater detail in the company's SEC Form 10-K filing to be submitted in March 2006.

"We have exceeded our goals and are pleased with the strong finish we had to fiscal 2005," said Mr. Tianfu Yang, Harbin Electric's chairman and chief executive officer. "The continued year-to-year growth of our domestic business in China and contributions from new international partners drove results. Our operations continue to increase revenues and maintain their favorable profit margins."

"I am also excited to announce that Harbin Tech-Full Electric, our wholly-owned operating subsidiary in China, has recently been selected, through a request for proposal, to become a member of a group of suppliers for Daqing Oilfield Company," continued Mr. Yang. Daqing Oilfield Company specializes in the development and drilling of oilfield and natural gas for the petrochemical industry. Currently, Daqing Oilfield is the largest oilfield in China.

"Recently, we have begun developing sample motors for the Beijing subway mass transit project. The mass transportation market remains a focus for us and this is the first step in what we believe to be one of our greatest opportunities in China," stated Mr. Yang. The Chinese government estimates that, by year 2020, the total overall investment in municipal subway projects will exceed RMB800 billion (approximately $100 billion USD). Several other cities have announced plans to adopt subway lines driven by linear motors. With a linear motor for propulsion, this new type of subway offers many benefits which greatly reduce the construction requirements of tunnels and track paths.

"These recent developments are symbols of the market recognition of our manufacturing capability and broad array of motor products. We have the capability to address a multitude of industries with our manufacturing capacity and product lines which include custom linear motors, micro motors, complete motor systems and other electric components. Harbin Electric will continue its focus in these areas as well as developing additional products," said Mr. Yang.

Mr. Yang continued, "In summary, 2006 will be a year in which Harbin Electric penetrates new industries, develops new products, and continues to gain share within current customers while expanding into the international marketplace. We have many initiatives underway which are making us a much stronger company than we were a few short months ago. We look forward updating you as we continue to make progress."
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About Harbin Electric

Harbin  Electric,  Inc.  designs,  develops and  manufactures linear  motors and


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special  electric  motors.  With  proprietary  technology and core patents,  the company builds customized linear motors for a variety of applications and industries. Harbin Electric currently designs and supplies its linear motor products and systems to numerous end users throughout the China domestic market, as well as, to other industrial original equipment manufacturers (OEM) overseas. Industry segments served include oil services, factory automation, automotive, construction machinery, packaging, and mass transportation systems. The company is based in Harbin, China along with its wholly-owned subsidiaries. Harbin
Electric  has  160  employees   with   approximately   200,000  square  feet  of
state-of-the-art   manufacturing  space.  For  further  information,  visit  our official website at www.HarbinElectric.com.
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Safe Harbor  Statement

This press release may contain statements which address such key issues as the company's growth strategy, future financial results, market positions, and product development. Such statements should be carefully considered, and it should be understood that many factors could cause forecasted and actual results to differ from these statements. These factors include, but are not limited to, price fluctuations, currency fluctuations, research and development and personnel costs, pensions, physical and environmental risks, legal issues, and legislative, fiscal, and other regulatory measures. This document is not intended to be and is not an advertisement for any securities of the company. For a more complete discussion of the risk factors affecting our business please refer to our Quarterly Report on Form 10-QSB filed with the United States Securities and Exchange Commission which are available on its website at http://www.sec.gov.
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Contact:

Barry L. Raeburn
EVP Finance & Corporate Development
Phone: 215-854-8104
info@HarbinElectric.com

In China:
Chungang Xia
Corporate Secretary / China PR
Phone: 86-451-86116757
mainlandIR@HarbinElectric.com
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Source: Harbin Electric, Inc.